August 21, 2020

By EDGAR

Integra Resources Corp.

Suite 1050 - 400 Burrard Street

Vancouver, British Columbia

V6C 3A6

Dear Sirs/Mesdames:

Integra Resources Corp. Final Short Form Base Shelf Prospectus dated August 21, 2020

We hereby consent to references to our firm name on page 2 and under the headings "Enforceability of Certain Civil Liabilities", "Documents Filed as Part of the Registration Statement" and "Legal Matters" in this registration statement on Form F-10 filed by Integra Resources Corp. with the United States Securities and Exchange Commission and to the reference to our advice under the heading "Enforceability of Certain Civil Liabilities".

Yours truly,

"CASSELS BROCK & BLACKWELL LLP"